EXHIBIT 4.2


                           PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT is made and entered into on July 15, 2004 by and between MID-STATE CAPITAL CORPORATION, a Delaware corporation (the "Seller") and MID-STATE CAPITAL CORPORATION 2004-1 TRUST (the "Issuer" or the "Purchaser"), a Delaware statutory trust. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture or the Trust Agreement, each as defined below.

                              W I T N E S S E T H :

            WHEREAS, the Purchaser is a statutory trust created under the Delaware Statutory Trust Act by a trust agreement dated July 13, 2004 (the "Trust Agreement"), as amended from time to time, between the Seller and Wilmington Trust Company (in its capacity as trustee thereunder, the "Owner Trustee");

            WHEREAS, Jim Walter Homes, Inc., and its affiliates, Dream Homes, Inc., Dream Homes USA, Inc., Neatherlin Homes, Inc. and Crestline Homes, Inc. (collectively, "Jim Walter Homes"), are in the business of supervising the construction and selling partially-finished homes, generally on a deferred, installment sale basis pursuant to a building or installment sale contract between Jim Walter Homes and the purchaser of the home, and Jim Walter Homes receives from each Obligor an Account Note and a related Mortgage. All Account Notes together with the related Mortgages are collectively referred to herein as the "Accounts;"

            WHEREAS, Walter Mortgage Company ("Walter Mortgage") is in the business of financing homes the construction of which is supervised by Jim Walter Homes, Inc. and its affiliates and purchasing and originating residential mortgage loans ("Mortgage Loans," and together with the Accounts, the "Mortgage Assets");

            WHEREAS, Jim Walter Homes and Walter Mortgage, as part of the ordinary course of their businesses, assigned to Mid-State Homes, Inc. ("Mid-State"), without recourse, all of their right, title and interest in each of the Mortgage Assets;

            WHEREAS, Mid-State, as part of the ordinary course of its business, assigned to Mid-State Trust IX, a Delaware statutory trust ("Trust IX"), without recourse, all of its right, title and interest in each of the Mortgage Assets, including all of its interests in the related Account Note or Mortgage Note, as applicable, and the related Mortgage;

            WHEREAS, Trust IX sold and assigned to the Seller, without recourse, all of its right, title and interest in each of the Mortgage Assets, including all of its interests in the related Account Note or Mortgage Note, as applicable, and the related Mortgage;

            WHEREAS, the Seller, as holder of 100% ownership interest in the Purchaser and in furtherance of the issuance of the Notes as described below, desires to sell and assign all of its right, title and interest in and to the Mortgage Assets listed on the Schedule of Mortgage Assets (the "Mortgage Collateral") and the related Mortgage Asset Files, as defined below, to the Purchaser and the Purchaser desires to purchase all the Seller's right, title and interest in and to the Mortgage Collateral and the related Mortgage Asset Files; and

            WHEREAS, the Issuer will issue 6.005% Asset-Backed Notes, Class A, 6.497% Asset-Backed Notes, Class M-1, 8.114% Asset-Backed Notes, Class M-2 and 8.900% Asset-Backed Notes, Class B (collectively, the "Notes"), secured by the mortgage assets and other collateral, as more particularly set forth in the Indenture, dated July 15, 2004 (the "Indenture"), between the Issuer and The Bank of New York, as trustee (the "Indenture Trustee");

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby do agree as follows:

            1. Purchase and Sale of Mortgage Collateral; Assignment of Rights Under the Mortgage Asset Sale Agreement. Subject to the terms and conditions set forth herein, the Seller in its capacity as such agrees to sell and assign, and hereby does sell and assign, to the Purchaser all of its right, title and interest in and to (i) the Mortgage Collateral, including all payments received in respect of the Mortgage Assets comprising the Mortgage Collateral due after the Cut-off Date and all payments in respect of such Mortgage Assets due prior to the Cut-off Date but received after the Cut-off Date; (ii) all documents and instruments related to the Mortgage Assets comprising the Mortgage Collateral as specified in Section 3 hereof (the "Mortgage Asset Files") and (iii) the Mortgage Asset Sale Agreement, dated July 15, 2004, among the Seller, Trust IX and Mid-State.

            The Purchaser agrees to purchase, and does hereby purchase from the Seller, in exchange for the Notes, all of the Seller's right, title and interest in and to (i) the Mortgage Collateral, including all payments in respect of the Mortgage Assets comprising the Mortgage Collateral due after the Cut-off Date and all payments in respect of such Mortgage Assets due prior to the Cut-off Date but received after the Cut-off Date; (ii) the Mortgage Asset Files and
(iii) the Mortgage Asset Sale Agreement. The Purchaser agrees, on behalf of the Issuer, to cause the deposit, from the net proceeds of the sale of the Notes, of an amount equal to all payments due after the Cut-off Date and received on or before five Business Days prior to the Closing Date in respect of the Mortgage Collateral into the Collection Account on the Closing Date. All payments received in respect of the Mortgage Collateral subsequent to such date shall be deposited by Mid-State Homes, Inc. (the "Servicer") in the Holding Account.

            2. Conditions to Sale and Purchase. The sale to the Purchaser of the Mortgage Collateral and Mortgage Asset Files is subject to the following conditions: (i) the Seller shall have delivered to the Purchaser those documents set forth in subsections (i) through (v) of Section 3 hereof and (ii) the Purchaser shall deliver to the Seller the net proceeds from the sale of the Notes.

            3. Mortgage Asset Documents and Files. Except as otherwise disclosed in writing at the time of delivery, each Mortgage Asset File with respect to each Mortgage Asset shall consist of the following documents or instruments:

                  (i) in the case of each Account, the building or installment sale contract relating to such Account;

                  (ii) the Account Note or Mortgage Note, endorsed to the order of the Purchaser, without recourse;

                  (iii) the original of the recorded Mortgage and the originals of other documents, if any, securing such Account Note or Mortgage Note;

                  (iv) unrecorded assignments in recordable form to the
            Purchaser or its designee, together with originals or certified copies of any recorded assignment(s) from the originator of such Mortgage Asset to the Seller in respect of each such Mortgage Asset;

                  (v) the originals of any assumption agreement, written
            assurance or substitution agreement relating to any Mortgaged Property conveyed by an Obligor in respect of any such Mortgage Asset;

                  (vi) all insurance policies, including without limitation, fire and extended hazard insurance policies, related to the Mortgage Asset, naming the Issuer, the Indenture Trustee, the Servicer or the Subservicer as the loss payee of such policies; and

                  (vii) any and all other documents or instruments in the
            possession of the Seller relating to the Mortgage Asset, which evidence, or were created in connection with the origination of, or are necessary for the administration of the Mortgage Asset, including without limitation any credit reports, copies of deeds, completion certificates, title search reports and credit applications;

provided, however, that if the original copy of any document described in clause
(iii), (iv) or (v) has been retained by the recording office in which such document was recorded or is otherwise unavailable, then a copy thereof certified as true and correct by a duly authorized representative of such local recording office or officer of the Servicer or Subservicer shall be included as part of the documents for the related Mortgage Asset.

            4. Representations, Warranties and Covenants with Respect to the Mortgage Assets.

            A. The Seller represents, warrants and covenants to the Purchaser as of the date hereof and as of the Closing Date with respect to each Mortgage Asset comprising the Mortgage Collateral that:

                  (i) the information set forth with respect to such Mortgage
            Asset in the Schedule of Mortgage Assets is true and correct as of the date as of which such information is given;

                  (ii) in the case of each Account, the related building or
            instalment sale contract, as the case may be, has been duly executed by the parties thereto and the duties to be performed thereunder prior to the date the first payment in connection with such contract is due have been performed;

                  (iii) the Mortgage Asset Documents have been duly executed by the related Obligor and the Mortgage has been duly executed by the Obligor and, to the extent required under local law for recordation or enforcement, properly acknowledged;

                  (iv) the Mortgage has been properly recorded as required by law. The Mortgage constitutes a valid first priority lien upon and secures title to the real property and improvements thereon described therein, which include a single family detached dwelling, and such Mortgage and the Account Note or Mortgage Note, as applicable, secured thereby are fully enforceable in accordance with their terms except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and by general principles of equity (whether applied in a proceeding in law or at equity);

                  (v) Immediately prior to the transfer and assignment
            contemplated herein, the Seller was the sole owner and holder of the Mortgage Assets and has good and marketable title to each Mortgage Asset, free and clear of any and all liens, pledges, charges, claims, participation interests, mortgages, security interests or encumbrances or other interests of any nature and has full right and authority to sell and assign the same;

                  (vi) all costs, fees, intangible, documentary and recording taxes and expenses incurred in making, closing, and recording each Mortgage Asset have been paid;

                  (vii) no part of the Mortgaged Property purporting to secure any Account Note or Mortgage Note, as the case may be, has been, or shall have been, released from the lien or security interest of the Mortgage securing such Account Note or Mortgage Note, as applicable, except for Mortgaged Property securing any Account Note or Mortgage Note, as the case may be, which has been prepaid in full between the Cut-off Date and the Closing Date, the amount of such prepayment received more than five days prior to the Closing Date to be deposited in the Collection Account on or before the Closing Date;

                  (viii) the terms of the Account Note or Mortgage Note and the
            Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Purchaser or its designee; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the Schedule of Mortgage Assets. No instrument of waiver, alteration or modification has been executed, and no Obligor has been released, in whole or in part, except, in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Purchaser or its designee and the terms of which are reflected in the Schedule of Mortgage Assets;

                  (ix) Mid-State Homes, Inc., Mid-State Trust IX and the Seller
            acquired title to the Mortgage Assets in good faith, for value and without notice of any adverse claim;

                  (x) the Account Notes or Mortgage Notes, as the case may be, evidence obligations bearing a fixed Coupon Rate and fully amortizing level monthly payments. Each Account Note or Mortgage Note, as applicable, has an original term to maturity not in excess of 30 years;

                  (xi) as of the Closing Date, there is no right of rescission, setoff, defense or counterclaim to any Account Note or Mortgage Note, as applicable, or Mortgage, including both the obligation of the Obligor to pay the unpaid cash price or finance charge on such Account Notes or Mortgage Notes, as the case may be, and the defense of usury; furthermore, neither the operation of any of the terms of the Account Notes or Mortgage Notes, as applicable, and the Mortgage nor the exercise of any right thereunder will render the Account Notes or Mortgage Notes, as the case may be, or the Mortgage unenforceable, in whole or in part, or subject such Account Notes or Mortgage Notes, as applicable, or Mortgage to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or defense has been asserted with respect thereto;

                  (xii) there are no mechanics' liens or claims for work, labor or material (and to the best of the Seller's knowledge, no rights or claims are outstanding that under law could give rise to such lien) affecting any Mortgaged Property which are or may be a lien prior to, or equal with, the lien of such Mortgage;

                  (xiii) any and all requirements of any federal, state or local law with respect to the origination and servicing of the Mortgage Assets including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, predatory and abusive lending laws or disclosure laws applicable to the Mortgage Assets have been complied with, and consummation of the transactions contemplated hereby will not violate any such laws;

                  (xiv) no Mortgage Asset is a "high cost" mortgage asset as defined under any federal, state or local laws applicable to such Mortgage Asset at the time of its origination, no Mortgage Asset originated in the State of Georgia is subject to the Georgia Fair Lending Act as in effect from October 1, 2002 through March 6, 2003 and no Mortgage Asset is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended;

                  (xv) no Mortgage Asset (other than a Mortgage Asset that would be subject to the provisions of the Oakland, California or Los Angeles, California predatory and abusive lending laws or a Mortgage Asset that is a New Jersey covered purchase loan originated on or after November 27, 2003 through July 6, 2004) is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in S&P's LEVELS(R) Glossary which is now Version 5.6 Revised, Appendix E);

                  (xvi) with respect to each Mortgage constituting a deed of trust, a trustee, duly qualified under applicable law to serve as such, is properly designated, serving and named in such Mortgage;

                  (xvii) there has been no fraud, dishonesty, misrepresentation or negligence on the part of the originator in connection with the origination of any Account Note or Mortgage Note, as applicable, or in connection with the sale of the related Mortgage Asset;

                  (xviii) to the best knowledge of the Seller, except Mortgaged
            Properties for which Insurance Proceeds are available, each Mortgaged Property is in good condition and free of damage which materially and adversely affects the value thereof;

                  (xix) to the best knowledge of the Seller, there is no
            proceeding pending for the total or partial condemnation and no eminent domain proceedings pending affecting any Mortgaged Property;

                  (xx) each Mortgage Asset obligates the Obligor thereunder to maintain a hazard insurance policy in an amount at least equal to the unpaid Principal Balance of the Mortgage Asset at the Obligor's cost and expense;

                  (xxi) no Mortgage Asset contains provisions pursuant to which monthly payments are (1) paid or partially paid with funds deposited in any separate account established by a Servicer, the Obligor, or anyone on behalf of the Obligor, (2) paid by any source other than the Obligor or (3) contains any other similar provisions which may constitute a "buydown" provision. No Mortgage Asset is a graduated payment Mortgage Asset and no Mortgage Asset has a shared appreciation or other contingent interest feature;

                  (xxii) the Seller used no selection procedures that identified the Mortgage Assets as being less desirable or valuable than other comparable Mortgage Assets acquired by the Seller;

                  (xxiii) the Mortgage Assets comply in all material respects to the description set forth under the heading "The Assets of the Trust" in the Issuer's Prospectus Supplement, dated July 12, 2004;

                  (xxiv) each Mortgage Asset, at the time of its origination, conformed to the applicable originator's underwriting guidelines;

                  (xxv) the related Mortgage Asset file contains each of the documents and instruments specified;

                  (xxvi) each Mortgage Asset is being serviced in accordance with the Servicer's servicing procedures;

                  (xxvii) other than the Mortgage Assets identified in the
            Issuer's Prospectus Supplement, dated July 12, 2004, as 31-60 days past due, there is no default, breach, violation or event of acceleration existing under the Account Notes or Mortgage Notes, as applicable, or Mortgage and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration;

                  (xxviii) to the best knowledge of the Seller, there are no delinquent taxes or assessments affecting the related Mortgaged Property; and

                  (xxix) in the case of each Mortgage Loan, a lender's title policy or binder, or other assurance of title insurance, was issued at origination and each policy or binder is valid and remains in full force and effect.

            B. If any of the representations and warranties with respect to any Mortgage Asset set forth in Section 4(A) hereof are found to be incorrect as of the time made in any respect which materially and adversely affects the interest of the Purchaser in a Mortgage Asset or if any Mortgage Asset Document is defective in any material respect which materially and adversely affects the interest of the Purchaser in a Mortgage Asset or if any document required to be delivered to the Purchaser or its designee has not been delivered or if any documents so delivered do not relate to a Mortgage Asset listed on the Schedule of Mortgage Assets, the Seller shall notify the Purchaser immediately after obtaining knowledge thereof and shall use its best efforts to eliminate or otherwise cure the circumstances and conditions in respect of such omission or defect or of which such representation or warranty was incorrect as of the time made within 90 days of such notice to the Purchaser. If such breach or omission or defect is not or cannot be cured within such 90-day period or, with the prior written consent of a Responsible Officer of the Indenture Trustee if so consented to under the Indenture, such longer period as specified in such consent, the Seller shall either (i) purchase such Mortgage Asset from the Purchaser for an amount equal to 100% of the then current Principal Balance of the affected Mortgage Asset (a "Defective Mortgage Asset") or (ii) substitute for such affected Mortgage Asset one or more Qualified Substitute Mortgage Assets (in which case the removed Mortgage Asset shall become a "Deleted Mortgage Asset"). The Seller shall promptly reimburse the Purchaser for any reasonable expenses (including without limitation reasonable attorney's fees) incurred by the Purchaser, in respect of any such breach, omission or defect. In addition to the foregoing, in the case of a breach of the representation set forth in Section 4A(xiii) or (xv) above, the Seller shall reimburse the Purchaser for all costs or damages incurred by the Purchaser as a result of the violation of such law (such amount, the "Reimbursement Amount"). Until the Seller receives written notice to the contrary from the Purchaser, the Reimbursement Amount shall be delivered to the Indenture Trustee for deposit into the Collection Account within 10 days from the date the Purchaser or the Seller was notified by the Indenture Trustee of the amount of such costs and damages.

            As to any Deleted Mortgage Asset for which the Seller substitutes a Qualified Substitute Mortgage Asset or Qualified Substitute Mortgage Assets, the Seller shall effect such substitution by delivery to the Purchaser for such Qualified Substitute Mortgage Asset or Qualified Substitute Mortgage Assets of the Account Note or Mortgage Note, as applicable, and such other Mortgage Asset Documents related thereto, with the Account Note or Mortgage Note, as applicable, endorsed to the order of the Seller, without recourse, and endorsed by the Seller in blank or to the order of the Purchaser, without recourse. Monthly Payments due with respect to Qualified Substitute Mortgage Assets in the month of substitution will be retained by the Seller. Available Funds will include the Monthly Payment due on any Deleted Mortgage Asset in the month of substitution, and the Seller shall deposit such amount in the Collection Account if received by it subsequent to the month of substitution. The Seller shall be entitled to receive all amounts due subsequent to the month of substitution in respect of such Deleted Mortgage Asset. The Seller shall give or cause to be given written notice to the Purchaser, the Indenture Trustee and the Rating Agencies that such substitution has taken place. Upon such substitution, such Qualified Substitute Mortgage Asset or Qualified Substitute Mortgage Assets shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Asset or Qualified Substitute Mortgage Assets, as of the date of substitution, the representations and warranties set forth in Section 4A hereof.

            For any month in which the Seller substitutes one or more Qualified Substitute Mortgage Assets for one or more Deleted Mortgage Assets, the Seller will determine the amount (if any) by which the aggregate outstanding Principal Balance of all such Qualified Substitute Mortgage Assets as of the date of substitution is less than the aggregate outstanding Principal Balance of all such Deleted Mortgage Assets. On the date of such substitution, the Seller will deposit from its own funds into the Collection Account an amount equal to the amount of such shortfall, if any, without reimbursement therefor.

            It is understood and agreed that the obligations of the Seller set forth in this Section 4B to cure, substitute for or deposit funds in the Collection Account in connection with a Mortgage Asset constitute the sole remedies available to the Purchaser respecting a breach of the representations and warranties set forth in Section 4A or defect or omission.

            5. Representations, Warranties and Covenants of the Seller.

            The Seller hereby represents and warrants to the Purchaser that, as of the Closing Date:

                  (i) The Seller has been duly incorporated and is validly
            existing as a Delaware corporation in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, operate and sell its properties and to conduct its business as presently conducted by it.

                  (ii) The Seller has the full power and authority and legal right to own the Mortgage Collateral and the related Mortgage Asset Files and to transfer and convey the Mortgage Collateral and the related Mortgage Asset Files to the Purchaser and has the full power and authority and legal right to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.

                  (iii) This Agreement has been duly and validly authorized, executed and delivered by the Seller, all requisite action has been taken, and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  (iv) No consent, approval, authorization or order of, or
            filing with, any court or governmental agency or body is required for the consummation by the Seller of the sale contemplated by this Agreement except as required under the Uniform Commercial Code or in respect of recordings under real estate recording statutes and except as has been obtained and are in effect.

                  (v) Neither the sale of the Mortgage Collateral to the
            Purchaser nor the execution, delivery or performance of this Agreement by the Seller conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) any term or provision of the charter or by-laws of the Seller, (ii) any term or provision of any agreement, contract, instrument or indenture of any nature whatsoever, to which the Seller or any of its subsidiaries is a party or is bound or (iii) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or its subsidiaries, or results or will result in the creation or imposition of any lien, charge or encumbrance upon the Mortgage Collateral or any documents or instrument evidencing or securing the Mortgage Collateral, except as contemplated by the Indenture.

                  (vi) The Seller has duly and validly sold and assigned its entire right, title and interest in and to the Mortgage Collateral and the related Mortgage Asset Files to the Purchaser, free and clear of any lien, encumbrance or any other interests of others (including without limitation any claim of any creditor of the Seller or any affiliate of the Seller).

                  (vii) There are no actions, suits or proceedings pending or threatened against or affecting the Seller which if adversely determined, individually or in the aggregate, would materially adversely affect the Seller's obligations under this Agreement.

            6. Payment for the Mortgage Collateral. The Seller acknowledges receipt of payment in full for the Mortgage Collateral and Mortgage Asset Files and the Purchaser and the Seller agree that subsequent to the date hereof, no modification or adjustment shall be made in respect of such purchase price.

            7. Indemnity. The Seller agrees to indemnify, reimburse and hold the Purchaser and its successors, assigns, trustees, employees, agents and servants (hereinafter in this Section 7 referred to individually as "Indemnitee," and collectively as "Indemnities") harmless from any and all claims, demands, actions, suits, judgments and any and all related costs and expenses (including reasonable attorneys' fees and expenses) (for the purposes of this Section 7 the foregoing are collectively called "expenses") of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnities in any way relating to or arising out of the enforcement of any of the terms of this Agreement, or the preservation of any rights hereunder, or in any way relating to or arising out of the origination, ownership, purchase, repossession, sale or other disposition of any of the Mortgage Assets prior to the Closing Date, the breach of any representation or warranty herein, the violation of the laws of any state or other governmental body or unit by the Seller, or any tort or contract claim accruing prior to the Closing Date (including, without limitation, the claims or off-sets of third parties based on facts that cause a breach of a representation or warranty herein); provided that no Indemnitee shall be indemnified pursuant to this Section 7 for losses, damages or liabilities to the extent caused by the negligence or misconduct of such Indemnitee; provided further that, for the avoidance of doubt, this Section 7 shall not indemnify against the payment performance of the Mortgage Assets or the market value of the Mortgage Assets or related Mortgaged Properties.

            The Seller agrees that upon written notice by any Indemnitee of the assertion of such a claim, demand, action, judgment or suit, the Seller shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the Seller of any such assertion of which such Indemnitee has knowledge.

            8. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, if to the Purchaser, addressed to the Purchaser, at such address as the Purchaser may designate in writing to the Seller; if to the Seller, addressed to the Seller at such address as the Seller may designate in writing to the Purchaser.

            Notices required hereunder shall in addition be sent to Moody's Investors Service, Inc. at its address at 99 Church Street, New York, New York 10007, and to Standard & Poor's, a division of The McGraw-Hill Companies, Inc., at its address at 55 Water Street, New York, New York 10041.

            9. Severability of Provisions. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Asset shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

            10. Further Assurances. (i) The Seller agrees to execute and deliver such instruments and take such actions as the Purchaser may, from time to time, reasonably request in order to convey the Mortgage Assets and the Mortgage Asset Files to the Purchaser and to effectuate the purpose and to carry out the terms of this Agreement.

                  (ii) The Seller and the Purchaser intend that, as a result of the consummation of the transaction contemplated by this Agreement, the Seller will have transferred all of its right, title and interest in the Mortgage Collateral and the Mortgage Asset Files to the Purchaser and that this transaction be a true sale and agree that their actions have been and will be consistent with this characterization of the transaction.

                  (iii) Notwithstanding subsection (ii) hereof, solely in the event that a court of appropriate jurisdiction were to recharacterize the transaction as a secured loan, the Seller hereby grants a security interest in and pledges, assigns and transfers to the Purchaser as of the date hereof (a) all of the right, title and interest of the Seller in and to the Mortgage Collateral and the related Mortgage Asset Files, (b) all of the right, title and interest of the Seller in and to the Mortgage Asset Purchase Agreement, (c) all cash, instruments or other property owned by the Seller and relating to the Mortgage Collateral held or required to be deposited on the Closing Date or thereafter in the Holding Account or the Collection Account, including all investments made with such funds and all income from such investments and (d) all proceeds of the foregoing, including, without limitation, all new Mortgage Assets originated in connection with the sale of property acquired in respect of the Mortgage Collateral, all insurance proceeds and condemnation awards. The Seller agrees to execute any financing statements (including a UCC-1 financing statement naming the Seller as seller/debtor and the Purchaser as purchaser/secured party) or other documentation necessary to create, maintain or perfect this security interest in the Mortgage Collateral, the Mortgage Asset Files and the Mortgage Asset Sale Agreement. The Seller and the Purchaser acknowledge that in the event a court were to recharacterize the transaction as a secured loan, the Indenture Trustee will act as agent of the Purchaser pursuant to the terms of that certain letter between the Purchaser and the Indenture Trustee attached hereto as Exhibit A.

            11. Survival. The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on the Purchaser's behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Collateral and the related Mortgage Asset Files.

            12. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

            13. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

            14. Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            15. Successors and Assigns. All representations, warranties, covenants and agreements contained herein shall be binding upon, and inure to the benefit of the Purchaser and the Indenture Trustee and their respective successors and assigns and the Seller and its successors and assigns, all as provided herein.

            16. Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            17. Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida, including all matters of construction, validity and performance.

            18. Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered on behalf of the Purchaser by Wilmington Trust Company, not individually or personally but solely as owner trustee under the applicable trust agreements, in the exercise of the powers and authority conferred and vested in it as the owner trustee, (b) each of the representations, undertakings and agreements herein made on the part of the Purchaser is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Purchaser, and (c) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Purchaser or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Purchaser under this Agreement.

            19. Non-Petition. The Seller hereby agrees not to petition or otherwise invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequester or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

            IN WITNESS WHEREOF, each party has caused this Agreement to be signed and executed by its proper officer thereunder duly authorized, as of the day and year first written above.

                                         SELLER:

                                         MID-STATE CAPITAL CORPORATION

                                         By: -----------------------------------
                                             Name:    Miles C. Dearden, III
                                             Title:   Vice President

                                         PURCHASER:

                                         MID-STATE CAPITAL CORPORATION 2004-1
                                         TRUST

                                         By:  WILMINGTON TRUST COMPANY,
                                              not in its individual capacity but
                                              solely as Owner Trustee

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                    EXHIBIT A

                      [Letterhead of the Indenture Trustee]

                                                  July 15, 2004

Mid-State Capital Corporation 2004-1 Trust
c/o Wilmington Trust Company,
  as Owner Trustee
1100 North Market Street
Wilmington, DE 19890
Attention:  Corporate Trust Administration

      Re: Indenture dated July 15, 2004, between The Bank of New York, and Mid-State Capital Corporation 2004-1 Trust, as Issuer relating to Class A, Class M-1, Class M-2 and Class B Notes
            -----------------------------------------------------------------

Ladies and Gentlemen:

            We are writing in connection with the issuance of your asset-backed notes pursuant to the Indenture described above. Capitalized terms used in this letter shall have the meanings assigned to them in the Indenture.

            This will confirm that in the event that the Purchase and Sale Agreement is deemed to transfer to the Issuer a security interest in any portion of the Trust Estate, we will act as the agent of the Issuer solely for purposes of perfecting its security interest in any such portion of the Trust Estate in our possession during the term of the Indenture, subject to the Grant made by the Issuer in the Indenture and in acting as such agent, we will have all of the protections given to us as Indenture Trustee under the Indenture.

                                         Very truly yours,

                                         THE BANK OF NEW YORK
                                         as Indenture Trustee

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title: